Exhibit 99.1

News Release

For more information, please contact:
Investors:
Dexter Congbalay
224-306-1535
dexter.congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Reports Fiscal Fourth Quarter and Full Year 2022 Results; Provides Fiscal Year 2023 Outlook

Fourth Quarter Fiscal 2022 Highlights

●	Compared to Fourth Quarter Fiscal 2021:
o	Net sales increased 14% to $1,153 million
o	Income from operations increased 38% to $136 million
o	Net income decreased 51% to $32 million; Adjusted Net Income(1) increased 45% to $95 million
o	Diluted EPS decreased 50% to $0.22 from $0.44; Adjusted Diluted EPS(1) increased 48% to $0.65
o	Adjusted EBITDA including unconsolidated joint ventures(1) increased 21% to $202 million

Full Year 2022 Highlights

●	Compared to Full Year Fiscal 2021:
o	Net sales increased 12% to $4,099 million
o	Income from operations decreased 6% to $444 million
o	Net income decreased 37% to $201 million; Adjusted Net Income(1) decreased 4% to $304 million
o	Diluted EPS decreased 36% to $1.38 from $2.16; Adjusted Diluted EPS(1) decreased 4% to $2.08
o	Adjusted EBITDA including unconsolidated joint ventures(1) decreased 3% to $726 million
o	Cash flows from operations declined 24% to $418 million
●	Capital Returned to Shareholders:
o	Paid $138 million in cash dividends
o	Repurchased $151 million of common stock

Fiscal 2023 Outlook

●	Net sales of $4.7 billion to $4.8 billion
●	Net income of $360 million to $410 million
●	Diluted EPS of $2.45 to $2.85
●	Adjusted EBITDA including unconsolidated joint ventures(1) of $840 million to $910 million

EAGLE, ID (July 27, 2022) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its fiscal fourth quarter and full year 2022 results and provided its outlook for fiscal 2023.

“We finished the year on a strong note, including a record high sales quarter fueled by double-digit growth in each of our core segments. Our fiscal 2022 performance is a testament to the strength and dedication of the entire Lamb Weston team,” said Tom Werner, President and CEO. “Benefits from our pricing actions, productivity, simplification, and cost mitigation efforts continued to build through the year as we managed increases in input and transportation costs, constraints in global logistics networks, and the impact of a historically poor potato crop. Our sales volumes throughout the year also held up well despite volatile consumer demand and supply chain disruptions.”

“We enter this new fiscal year with strong underlying fundamentals and business momentum, and believe our financial targets of strong sales growth and continued improvement in profitability in fiscal 2023 are prudent in light of the current challenging operating and inflationary environment. Specifically, our targets include gross margins approaching normalized levels during the second half of fiscal 2023 behind higher pricing in each of our core segments, an average potato crop, a broad easing of cost and logistics pressures across our supply chain, and continued productivity and cost mitigation efforts.”

“We continue to be encouraged by the resiliency of U.S. restaurant traffic and french fry demand as consumers adjust to sharp inflation headwinds. We remain confident in the health and long-term growth prospects for the global frozen potato category, and we are committed to executing our strategies, investing in our people and operations, and supporting our customers in order to drive sustainable, profitable growth and create value for our shareholders over the long term.”

Summary of Fourth Quarter and FY 2022 Results
($ in millions, except per share)

		Year-Over-Year		Year-Over-Year
	Q4 2022	Growth Rates	FY 2022	Growth Rates
Net sales	$1,153.1	14%	$4,098.9	12%
Income from operations	$136.0	38%	$444.4	(6%)
Net income	$32.0	(51%)	$200.9	(37%)
Adjusted Net Income(1)	$94.7	45%	$304.1	(4%)
Diluted EPS	$0.22	(50%)	$1.38	(36%)
Adjusted Diluted EPS(1)	$0.65	48%	$2.08	(4%)
Adjusted EBITDA including unconsolidated joint ventures(1)	$201.8	21%	$725.7	(3%)

Q4 2022 Commentary

Net sales increased $145.6 million to $1,153.1 million, up 14 percent versus the prior year quarter. Price/mix increased 15 percent, primarily reflecting the benefit of pricing actions across each of the Company’s core business segments to offset input, manufacturing, and transportation cost inflation. Volume declined 1 percent, primarily reflecting lower export volume due to limited shipping container availability and disruptions to ocean freight networks. Total volume in North America increased behind shipments to large chain restaurant customers. This growth more than offset lower shipments to foodservice and retail channels in North America stemming from an inability to fully serve customer demand due to widespread industry supply chain constraints, including labor and commodities shortages, that resulted in lower production run-rates and throughput in the Company’s production facilities.

Income from operations increased $37.1 million to $136.0 million, up 38 percent versus the prior year quarter, reflecting higher gross profit, partially offset by higher selling, general and administrative expenses (“SG&A”). Gross profit increased $56.2 million, as the benefits from higher price/mix more than offset the impact of higher manufacturing and distribution costs on a per pound basis, as well as lower sales volumes. The higher costs per pound primarily reflected double-digit cost inflation from key inputs, including: edible oils, ingredients such as grains and starches used in product coatings, packaging, labor costs, and higher transportation costs. The increase in costs per pound also reflected higher costs and inefficiencies associated with the impact of extreme summer heat that negatively affected the yield and quality of potato crops in the Pacific Northwest in fall 2021, the effects of labor and commodities shortages on production run-rates, and production downtimes associated with scheduled maintenance and capital improvements. The increase in per pound costs was partially offset by supply chain productivity savings. The increase in gross profit also included a $7.9 million decrease in unrealized mark-to-market adjustments associated with commodity hedging contracts, which includes a $0.1 million gain in the current quarter, compared with a $8.0 million gain related to these items in the prior year quarter.

SG&A increased $19.1 million compared to the prior year quarter, primarily due to higher incentive compensation expense and a $3.5 million contribution to the Lamb Weston charitable foundation. The increase in SG&A was partially offset by lower consulting expenses associated with improving the Company’s commercial and supply chain operations, and a $2.4 million decrease in advertising and promotion expenses (“A&P”).

Net income was $32.0 million, down $33.5 million versus the prior year quarter, and Diluted EPS was $0.22, down $0.22 versus the prior year quarter. The decreases were driven by a $62.7 million non-cash impairment charge (before and after-tax, or $0.43 per share) to write-off the Company’s portion of Lamb-Weston/Meijer v.o.f’s (“LWM”) net investment in Russia resulting from LWM’s announced intent to withdraw from its joint venture in response to the war in Ukraine. These charges were partially offset by higher income from operations and lower interest expense.

Adjusted Net Income(1) was $94.7 million, up $29.2 million versus the prior year quarter, and Adjusted Diluted EPS(1) was $0.65, up $0.21 versus the prior year quarter. Adjusted EBITDA including unconsolidated joint ventures(1) increased $35.5 million to $201.8 million, up 21 percent versus the prior year quarter. These increases were driven by higher income from operations.

The Company’s effective tax rate(2) in the fourth fiscal quarter was 41.2 percent, versus 17.9 percent in the prior year quarter. The Company’s effective tax rate varies from the U.S. statutory tax rate of 21 percent principally due to the impact of U.S. state taxes, foreign taxes, permanent differences, and discrete items, and was elevated relative to the Company’s historical rate primarily due to the Russia impairment charge treated as a non-deductible permanent difference. Excluding the Russia impairment charge, the Company’s effective tax rate was 19.1 percent.

Q4 2022 Segment Highlights

Global

Global Segment Summary

		Year-Over-Year
	Q4 2022	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$558.4	10%	10%	0%
Segment product contribution margin(3)	$55.7	(1%)

Net sales for the Global segment, which is generally comprised of the top 100 North American-based quick-service (“QSR”) and full-service restaurant chain customers as well as all of the Company’s international sales, increased $48.8 million to $558.4 million, up 10 percent versus the prior year quarter, with price/mix up 10 percent and volume flat. The benefit of domestic and international product and freight pricing actions to offset inflation, as well as favorable mix, drove the increase in price/mix. A solid increase in sales volumes to North American large QSR and casual dining restaurant chain customers was offset by lower export shipments due to limited shipping container availability and disruptions to ocean freight networks.

Global segment product contribution margin declined $0.7 million to $55.7 million, down 1 percent versus the prior year quarter. Higher manufacturing and distribution costs per pound more than offset the benefit of favorable price/mix.

Foodservice

Foodservice Segment Summary

		Year-Over-Year
	Q4 2022	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$388.4	21%	24%	(3%)
Segment product contribution margin(3)	$141.8	47%

Net sales for the Foodservice segment, which services North American foodservice distributors and restaurant chains generally outside the top 100 North American based restaurant chain customers, increased $68.4 million to $388.4 million, up 21 percent versus the prior year quarter, with price/mix up 24 percent and volume down 3 percent. The benefits of product and freight pricing actions taken earlier in the year to offset inflation drove the increase in price/mix. Overall demand in the segment’s restaurant and non-commercial channels (such as lodging and hospitality, healthcare, schools and universities, sports and entertainment, and workplace environments) remained solid in the quarter despite the effect of high inflation on consumers. However, shipments declined due to an inability to fully serve customer demand due to widespread industry supply chain constraints, including labor shortages, as well as downtimes for scheduled maintenance and capital improvements that resulted in lower production run-rates and throughput in the Company’s production facilities.

Foodservice segment product contribution margin increased $45.5 million to $141.8 million, up 47 percent compared to the prior year quarter. Favorable price drove the increase, and was partially offset by higher manufacturing and distribution costs per pound.

Retail

Retail Segment Summary

		Year-Over-Year
	Q4 2022	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$175.9	20%	22%	(2%)
Segment product contribution margin(3)	$41.6	96%

Net sales for the Retail segment, which includes sales of branded and private label products to grocery, mass merchant, and club customers in North America, increased $29.6 million to $175.9 million, up 20 percent versus the prior year quarter, with price/mix up 22 percent and volume down 2 percent. Product and freight pricing actions across the branded and private label portfolios to offset inflation, as well as improved mix, drove the increase in price/mix. Lower shipments of private label products, resulting from incremental losses of certain low-margin business, drove the sales volume decline. The volume decline was partially offset by an increase in shipments of branded products, although growth was tempered by an inability to fully serve customer demand due to lower production run-rates and throughput in the Company’s production facilities.

Retail segment product contribution margin increased $20.4 million to $41.6 million, up 96 percent versus the prior year quarter. Favorable price/mix and a $3.1 million decrease in A&P expenses drove the increase, partially offset by lower sales volumes and higher manufacturing and distribution costs per pound.

Equity Method Investment Earnings (Loss)

Equity method investment earnings (loss) from unconsolidated joint ventures in Europe, the U.S., and South America were a loss of $56.7 million and earnings of $9.6 million for fourth quarter fiscal 2022 and 2021, respectively. Equity method investment earnings (loss) in the fourth quarter of fiscal 2022 included a $62.7 million non-cash impairment charge to write-off the Company’s portion of LWM’s net investment in Russia. Equity method investment earnings also included a $1.0 million unrealized loss related to mark-to-market adjustments associated with currency and commodity hedging contracts in the current quarter, compared to a $4.5 million unrealized gain related to these items in the prior year quarter.

Excluding the charge to write-off the Company’s portion of LWM’s net investment in Russia and the mark-to-market adjustments, earnings from equity method investments increased $1.9 million compared to the prior year quarter, reflecting the benefit of favorable price/mix and higher sales volumes, largely offset by input cost inflation and higher manufacturing and distribution costs in both Europe and the U.S.

Fiscal Year 2022 Commentary

Net sales increased $428.0 million to $4,098.9 million, up 12 percent versus fiscal 2021. Price/mix increased 9 percent, primarily reflecting the benefit of pricing actions across each of the Company’s business segments to offset input, manufacturing, and transportation cost inflation, as well as favorable mix. Volume increased 3 percent, reflecting higher shipments to restaurant and foodservice channels in North America, partially offset by lower exports due to limited shipping container availability and disruptions to ocean freight networks, as well as lower shipments to retail channels. The Company’s volume growth was tempered by an inability to fully serve customer demand due to widespread industry supply chain constraints, including labor and commodities shortages, that resulted in lower production run-rates and throughput in the Company’s production facilities.

Income from operations declined $30.4 million to $444.4 million, down 6 percent from the prior year, reflecting higher SG&A. Gross profit was flat, as the benefits from higher price/mix and volume were offset by the impact of higher manufacturing and distribution costs on a per pound basis. The higher costs per pound primarily reflected double-digit cost inflation from key inputs and higher transportation costs. The increase in costs per pound also reflected higher raw potato costs due to the impact of extreme summer heat that negatively affected the yield and quality of potato crops in the Pacific Northwest in fall 2021, the effects of labor and commodities shortages on production run-rates, as well as lower raw potato utilization rates. The increase in per pound costs was partially offset by securing changes to product specifications, portfolio simplification, and driving supply chain savings behind our Win as 1 productivity program. Gross profit also included a $28.9 million decrease in unrealized mark-to-market adjustments associated with commodity hedging contracts, which included a $9.5 million loss in the current year, compared with a $19.4 million gain related to these items in the prior year.

SG&A increased $30.4 million compared to the prior year, primarily due to higher compensation and benefits expense; higher travel, employee relations and in-person meeting expenses; higher information technology infrastructure costs, including expenses related to the planning and design of the Company’s new enterprise resource planning system; and a $3.5 million contribution to the Lamb Weston charitable foundation. The increase in SG&A was partially offset by lower consulting expenses associated with improving the Company’s commercial and supply chain operations.

Net income was $200.9 million, down $116.9 million versus the prior year, and Diluted EPS was $1.38, down $0.78 versus the prior year. The decreases were driven by a $62.7 million non-cash impairment charge (before and after-tax, or $0.43 per share) to write-off the Company’s portion of LWM’s net investment in Russia, and a loss of $53.3 million ($40.5 million after-tax or $0.27 per share) associated with the extinguishment of debt (see Liquidity and Cash Flow below).

Adjusted Net Income(1) was $304.1 million, down $13.7 million versus the prior year, and Adjusted Diluted EPS(1) was $2.08, down $0.08 versus the prior year, reflecting lower income from operations, partially offset by lower interest expense. Adjusted EBITDA including unconsolidated joint ventures(1) declined $22.7 million to $725.7 million, down 3 percent versus the prior year, primarily due to lower income from operations.

The Company’s effective tax rate(2) was 26.3 percent for fiscal 2022, compared to 22.2 percent in fiscal 2021. The Company’s effective tax rate varies from the U.S. statutory tax rate of 21 percent principally due to the impact of U.S. state taxes, foreign taxes, permanent differences, and discrete items, and was elevated in fiscal 2022 relative to the Company’s historical rate primarily due to the Russia impairment charge treated as a non-deductible permanent difference. Excluding the Russia impairment charge, the Company’s effective tax rate for fiscal 2022 was 21.4 percent.

Fiscal Year 2022 Segment Highlights

Global

Global Segment Summary

		Year-Over-Year
	FY 2022	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$2,064.2	8%	6%	2%
Segment product contribution margin(3)	$252.2	(18%)

Net sales for the Global segment increased $152.7 million to $2,064.2 million, up 8 percent compared to the prior year, with price/mix up 6 percent and volume up 2 percent. The benefit of domestic and international product and freight pricing actions to offset inflation, as well as favorable mix, drove the increase in price/mix. A strong increase in sales volumes to North American large QSR and casual dining restaurant chain customers was partially offset by lower export shipments due to limited shipping container availability and disruptions to ocean freight networks.

Global segment product contribution margin declined $54.0 million to $252.2 million, down 18 percent compared to the prior year. Higher manufacturing and distribution costs per pound more than offset the benefit of favorable price/mix and higher sales volumes.

Foodservice

Foodservice Segment Summary

		Year-Over-Year
	FY 2022	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$1,318.2	30%	15%	15%
Segment product contribution margin(3)	$449.3	32%

Net sales for the Foodservice segment increased $300.9 million to $1,318.2 million, up 30 percent compared to the prior year, with both price/mix and volume up 15 percent. The benefits of product and freight pricing actions taken throughout the year to offset inflation, as well as favorable mix, drove the increase in price/mix. The segment’s strong volume growth reflects the progressive recovery in demand in its restaurant and non-commercial channels, although growth was tempered by an inability to fully serve customer demand due to widespread industry supply chain constraints, including labor shortages, that resulted in lower production run-rates and throughput in the Company’s production facilities.

Foodservice segment product contribution margin increased $109.3 million to $449.3 million, up 32 percent compared to the prior year. Favorable price, volume and mix drove the increase, and were partially offset by higher manufacturing and distribution costs per pound.

Retail

Retail Segment Summary

		Year-Over-Year
	FY 2022	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$594.6	(1%)	7%	(8%)
Segment product contribution margin(3)	$109.4	(9%)

Net sales for the Retail segment declined $8.8 million to $594.6 million, down 1 percent versus the prior year, with volume down 8 percent and price/mix up 7 percent. Lower shipments of private label products, resulting from incremental losses of certain low-margin business, as well as lower shipments of branded products, drove the sales volume decline. The decline in branded product volume reflected an inability to fully serve customer demand due to lower production run-rates and throughput in the production facilities. Product and freight pricing actions across the branded and private label portfolios to offset inflation, as well as improved mix, drove the increase in price/mix.

Retail segment product contribution margin declined $10.8 million to $109.4 million, down 9 percent compared to the prior year. Higher manufacturing and distribution costs per pound and lower sales volumes drove the decline, partially offset by favorable price/mix and a $0.8 million decrease in A&P expenses.

Equity Method Investment Earnings (Loss)

Equity method investment earnings (loss) from unconsolidated joint ventures in Europe, the U.S., and South America were a loss of $10.7 million and earnings of $51.8 million for fiscal 2022 and 2021, respectively. Equity method investment earnings in fiscal 2022 included a $62.7 million non-cash impairment charge to write-off the Company’s portion of LWM’s net investment in Russia. Equity method investment earnings also included a $26.5 million unrealized gain related to mark-to-market adjustments associated with currency and commodity hedging contracts in the current year, compared to a $11.3 million unrealized gain related to these items in the prior year. The increase in mark-to-market adjustments in fiscal 2022 primarily relates to changes in the value of natural gas derivatives at LWM as commodity markets in Europe have experienced significant volatility.

Excluding the charge to write-off the Company’s portion of LWM’s net investment in Russia and the mark-to-market adjustments, earnings from equity method investments decreased $15.0 million compared to the prior year. The decrease reflects input cost inflation and higher manufacturing and distribution costs in both Europe and the U.S., partially offset by the benefit of favorable price/mix and higher sales volumes.

Liquidity and Cash Flows

At the end of fiscal 2022, the Company had $525.0 million of cash and cash equivalents and no borrowings outstanding under its $1.0 billion revolving credit facility.

Net cash from operating activities was $418.1 million, down $135.1 million versus the prior year, primarily due to unfavorable changes in working capital and lower earnings. Capital expenditures, including information technology expenditures, were $306.4 million, up $145.1 million versus the prior year, primarily reflecting increased investments to support capacity expansion projects.

On July 5, 2022, the Company acquired an additional 40 percent interest in Lamb Weston Alimentos Modernos S.A. (“LWAMSA”), its joint venture in Argentina, for approximately $42 million, increasing the Company’s total ownership of LWAMSA to 90 percent. Following this acquisition, the Company will consolidate LWAMSA’s results in its consolidated financial statements.

Capital Returned to Shareholders

In fiscal 2022, the Company returned a total of $289.1 million to shareholders, including $138.4 million in cash dividends and $150.7 million through share repurchases. The Company repurchased 2,407,184 shares during fiscal 2022 at an average price per share of $62.59.

Fiscal 2023 Outlook

FY 2023 Outlook Summary

Net Sales	$4.7 billion to $4.8 billion

Net Income	$360 million to $410 million

Diluted Earnings Per Share	$2.45 to $2.85

Adjusted EBITDA including unconsolidated joint ventures (1)	$840 million to $910 million

Interest expense	Approximately $115 million

Depreciation and amortization expense	Approximately $210 million

Effective tax rate(2) (full year)	Approximately 24%

Cash used for capital expenditures	$475 million to $525 million

For fiscal 2023, the Company expects:

●	Net sales of $4.7 billion to $4.8 billion, with growth versus the prior year driven by the benefit of pricing actions to offset significant input and transportation cost inflation, as well as favorable mix and higher volume.

●	Net income of $360 million to $410 million, Diluted EPS of $2.45 to $2.85, and Adjusted EBITDA including unconsolidated joint ventures(1) in the range of $840 million to $910 million, with growth versus the prior year driven by higher sales and gross margin expansion. The Company expects SG&A of $475 million to $500 million, reflecting increased investments to upgrade its information systems and enterprise resource planning (ERP) infrastructure, as well as higher compensation and benefits costs.

●	During the first half of fiscal 2023, the Company expects its gross margins will be pressured as compared to normalized seasonal rates as it continues to manage through significant inflation for key production inputs, transportation and packaging, as well as higher raw potato costs on a per pound basis due to the impact of extreme summer heat that negatively affected the yield and quality of potato crops in the Pacific Northwest in fall 2021. The Company expects its gross margins will also be pressured by ongoing industrywide operational challenges, including labor and commodities shortages, resulting from volatility in the broader supply chain.

●	During the second half of fiscal 2023, the Company expects gross margins will improve and approach its normalized annual rate of 25 percent to 26 percent. The anticipated improvement is predicated on a potato crop harvested in fall 2022 that is in line with historical averages, particularly in its primary growing regions in the Columbia Basin and Idaho; the continued successful implementation of the Company’s pricing actions to offset input and transportation costs inflation; and a broad easing of labor and logistics pressures that have been constraining the Company’s production and shipments.

●	Cash used for capital expenditures of $475 million to $525 million, of which approximately $285 million is related to the previously-announced construction of french fry production lines and plant modernization investments in Idaho and China, as well as capital investments to upgrade information systems and ERP infrastructure.

End Notes

(1)	Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA including unconsolidated joint ventures are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures and the associated reconciliations at the end of this press release for more information.

(2)	The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.

(3)	For more information about product contribution margin, please see “Non-GAAP Financial Measures” and the table titled “Segment Information” included in this press release.

Webcast and Conference Call Information

Lamb Weston will host a conference call to review its fourth quarter fiscal 2022 results at 10:00 a.m. EDT today, July 27, 2022. Participants in the U.S. and Canada may access the conference call by dialing 800-458-4121 and participants outside the U.S. and Canada should dial +1-323-794-2093. The confirmation code is 2130194. The conference call also may be accessed live on the internet. Participants can register for the event at:

https://globalmeet.webcasts.com/starthere.jsp?ei=1553836&tp_key=e7f9e38d4b.

A rebroadcast of the conference call will be available beginning on Friday, July 29, 2022 after 2:00 p.m. EDT at https://investors.lambweston.com/events-and-presentations.

About Lamb Weston

Lamb Weston, along with its joint ventures, is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 70 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “believe,” “drive,” “execute,” “invest,” “create,” “manage,” “expect,” “improve,” “will,” “continue,” “remain,” “support,” “outlook,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company’s plans, execution, capital expenditures and investments, operational costs, pricing actions, gross margins, productivity, potato crop, and business outlook and prospects, as well as supply chain constraints, inflation, the Company’s industry, and the global economy. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: the availability and prices of raw materials; labor shortages and other operational challenges; disruptions in the global economy caused by the war in Ukraine and the possible related heightening of the Company’s other known risks; impacts on the Company’s business due to health pandemics or other contagious outbreaks, such as the COVID-19 pandemic, including impacts on demand for its products, increased costs, disruption of supply, other constraints in the availability of key commodities and other necessary services or restrictions imposed by public health authorities or governments; levels of pension, labor and people-related expenses; the Company’s ability to successfully execute its long-term value creation strategies; the Company’s ability to execute on large capital projects, including construction of new production lines or facilities; the competitive environment and related conditions in the markets in which the Company and its joint ventures operate; political and economic conditions of the countries in which the Company and its joint ventures conduct business and other factors related to its international operations; disruption of the Company’s access to export mechanisms; risks associated with possible acquisitions, including the Company’s ability to complete acquisitions or integrate acquired businesses; its debt levels; changes in the Company’s relationships with its growers or significant customers; the success of the Company’s joint ventures; actions of governments and regulatory factors affecting the Company’s businesses or joint ventures; the ultimate outcome of litigation or any product recalls; the Company’s ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Non-GAAP Financial Measures

To supplement the financial information included in this press release, the Company has presented product contribution margin on a consolidated basis, Adjusted EBITDA, Adjusted EBITDA including unconsolidated joint ventures, Adjusted Net Income, Adjusted Diluted EPS, and adjusted interest expense, income tax expense, and equity method investment earnings (loss), each of which is considered a non-GAAP financial measure. The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") that are presented in this press release. These measures are not substitutes for their comparable GAAP financial measures, such as gross profit, net income, diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way.

Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making. Management believes that presenting these non-GAAP financial measures provides investors with useful information because they (i) provide meaningful supplemental information regarding financial performance by excluding certain items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.

Lamb Weston Holdings, Inc.

Consolidated Statements of Earnings

(in millions, except per share amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	May 29,	May 30,	May 29,	May 30,
	2022	2021	2022	2021
Net sales	$1,153.1	$1,007.5	$4,098.9	$3,670.9
Cost of sales	898.9	809.5	3,266.9	2,838.9
Gross profit	254.2	198.0	832.0	832.0
Selling, general and administrative expenses	118.2	99.1	387.6	357.2
Income from operations	136.0	98.9	444.4	474.8
Interest expense, net (1)	24.9	28.7	161.0	118.3
Income before income taxes and equity method earnings (loss)	111.1	70.2	283.4	356.5
Income tax expense	22.4	14.3	71.8	90.5
Equity method investment earnings (loss) (2)	(56.7)	9.6	(10.7)	51.8
Net income	$32.0	$65.5	$200.9	$317.8
Earnings per share
Basic	$0.22	$0.45	$1.38	$2.17
Diluted	$0.22	$0.44	$1.38	$2.16
Dividends declared per common share	$0.245	$0.235	$0.960	$0.930
Weighted average common shares outstanding:
Basic	144.5	146.4	145.5	146.4
Diluted	145.0	147.1	145.9	147.1

Computation of diluted earnings per share:
Net income	$32.0	$65.5	$200.9	$317.8
Diluted weighted average common shares outstanding	145.0	147.1	145.9	147.1
Diluted earnings per share	$0.22	$0.44	$1.38	$2.16

(1)	Interest expense, net, for the fifty-two weeks ended May 29, 2022, includes a loss on the extinguishment of debt of $53.3 million ($40.5 million after-tax or $0.27 per share), which includes a call premium of $39.6 million related to the redemption of the Company’s 4.625% senior notes due 2024 and 4.875% senior notes due 2026, and the write-off of $13.7 million of previously unamortized debt issuance costs associated with those notes.

(2)	In May 2022, LWM announced its intent to withdraw from its joint venture in Russia and wrote-off its net investment in Russia. The Company’s portion of the non-cash impairment charge was $62.7 million (before and after-tax, or $0.43 per share).

Lamb Weston Holdings, Inc.

Consolidated Balance Sheets

(dollars in millions, except share data)

	May 29,	May 30,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$525.0	$783.5
Receivables, less allowance for doubtful accounts of $1.1 and $0.9	447.3	366.9
Inventories	574.4	513.5
Prepaid expenses and other current assets	112.9	117.8
Total current assets	1,659.6	1,781.7
Property, plant and equipment, net	1,579.2	1,524.0
Operating lease assets	119.0	141.7
Equity method investments (1)	257.4	310.2
Goodwill	318.0	334.5
Intangible assets, net	33.7	36.9
Other assets	172.9	80.4
Total assets	$4,139.8	$4,209.4

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and financing obligations	$32.2	$32.0
Accounts payable	402.6	359.3
Accrued liabilities	264.3	226.9
Total current liabilities	699.1	618.2
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion	2,695.8	2,705.4
Deferred income taxes	172.5	159.7
Other noncurrent liabilities	211.9	245.5
Total long-term liabilities	3,080.2	3,110.6
Commitments and contingencies
Stockholders' equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 148,045,584 and 147,640,632 shares issued	148.0	147.6
Additional distributed capital	(813.3)	(836.8)
Retained earnings	1,305.5	1,244.6
Accumulated other comprehensive income (loss)	(15.6)	29.5
Treasury stock, at cost, 3,974,156 and 1,448,768 common shares	(264.1)	(104.3)
Total stockholders’ equity	360.5	480.6
Total liabilities and stockholders’ equity	$4,139.8	$4,209.4

(1)	See footnote (2) to the Consolidated Statements of Earnings.

Lamb Weston Holdings, Inc.

Consolidated Statements of Cash Flows

(dollars in millions)

	Fifty-Two Weeks Ended
	May 29,	May 30,
	2022	2021
Cash flows from operating activities
Net income	$200.9	$317.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	192.1	187.8
Loss on extinguishment of debt	53.3	1.0
Stock-settled, stock-based compensation expense	21.3	20.6
Loss (earnings) of joint ventures in excess of distributions	29.9	(33.0)
Deferred income taxes	13.5	3.8
Other	(7.0)	10.7
Changes in operating assets and liabilities:
Receivables	(76.3)	(21.0)
Inventories	(63.0)	(22.0)
Income taxes payable/receivable, net	11.6	(3.3)
Prepaid expenses and other current assets	(6.8)	(4.9)
Accounts payable	16.5	104.7
Accrued liabilities	32.1	(9.0)
Net cash provided by operating activities	$418.1	$553.2
Cash flows from investing activities
Additions to property, plant and equipment	(290.1)	(147.2)
Additions to other long-term assets	(16.3)	(16.1)
Other	(4.1)	0.8
Net cash used for investing activities	$(310.5)	$(162.5)
Cash flows from financing activities
Proceeds from issuance of debt	1,676.1	—
Repayments of debt and financing obligations	(1,698.1)	(305.5)
Dividends paid	(138.4)	(135.3)
Repurchase of common stock and common stock withheld to cover taxes	(158.4)	(36.1)
Payments of senior notes call premium	(39.6)	—
Repayments of short-term borrowings, net	—	(498.8)
Other	(5.0)	1.7
Net cash used for financing activities	$(363.4)	$(974.0)
Effect of exchange rate changes on cash and cash equivalents	(2.7)	2.8
Net decrease in cash and cash equivalents	(258.5)	(580.5)
Cash and cash equivalents, beginning of period	783.5	1,364.0
Cash and cash equivalents, end of period	$525.0	$783.5

Lamb Weston Holdings, Inc.

Segment Information

(dollars in millions)

	Thirteen Weeks Ended
	Thirteen Weeks Ended	Fourteen Weeks Ended	Year-Over-
	May 29,	May 30,	Year Growth
	2022	2021	Rates	Price/Mix	Volume
Segment net sales
Global	$558.4	$509.6	10%	10%	0%
Foodservice	388.4	320.0	21%	24%	(3%)
Retail	175.9	146.3	20%	22%	(2%)
Other	30.4	31.6	(4%)	(3%)	(1%)
	$1,153.1	$1,007.5	14%	15%	(1%)

Segment product contribution margin (1)
Global	$55.7	$56.4	(1%)
Foodservice	141.8	96.3	47%
Retail	41.6	21.2	96%
Other (2)	8.8	15.4	(43%)
	247.9	189.3	31%
Add: Advertising and promotion expenses	6.3	8.7	(28%)
Gross profit	$254.2	$198.0	28%

	Fifty-Two Weeks Ended
			Year-Over-
	May 29,	May 30,	Year Growth
	2022	2021	Rates	Price/Mix	Volume
Segment net sales
Global	$2,064.2	$1,911.5	8%	6%	2%
Foodservice	1,318.2	1,017.3	30%	15%	15%
Retail	594.6	603.4	(1%)	7%	(8%)
Other	121.9	138.7	(12%)	5%	(17%)
	$4,098.9	$3,670.9	12%	9%	3%

Segment product contribution margin (1)
Global	$252.2	$306.2	(18%)
Foodservice	449.3	340.0	32%
Retail	109.4	120.2	(9%)
Other (2)	2.2	47.8	(95%)
	813.1	814.2	0%
Add: Advertising and promotion expenses	18.9	17.8	6%
Gross profit	$832.0	$832.0	0%

(1)	Product contribution margin is one of the primary measures reported to the Company’s chief operating decision maker for purposes of allocating resources to the Company’s segments and assessing their performance. Product contribution margin represents net sales less cost of sales and advertising and promotion expenses. Product contribution margin includes advertising and promotion expenses because those expenses are directly associated with the performance of the Company’s segments. Product contribution margin, when presented on a consolidated basis, is a non-GAAP financial measure. See “Non-GAAP Financial Measures” in this press release for a description of non-GAAP financial measures and the table above for a reconciliation of product contribution margin on a consolidated basis to gross profit.

(2)	The Other segment primarily includes the Company’s vegetable and dairy businesses and unrealized mark-to-market adjustments associated with commodity hedging contracts. Unrealized mark-to-market adjustments and realized settlements associated with commodity hedging contracts reported in the Other segment included gains of $3.7 million and $11.5 million for the thirteen weeks ended May 29, 2022 and May 30, 2021, respectively; and a loss of $10.4 million and a gain of $27.8 million for the fifty-two weeks ended May 29, 2022 and May 30, 2021, respectively.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(dollars in millions)

There were no items impacting comparability during the thirteen and fifty-two weeks ended May 30, 2021. The items impacting comparability for the thirteen and fifty-two weeks ended May 29, 2022, were as follows:

	Thirteen Weeks Ended May 29, 2022
					Equity
	Income		Income		Method
	From	Interest	Tax		Investment		Diluted
	Operations	Expense	Expense		Earnings (Loss)	Net Income	EPS
As reported	$136.0	$24.9	$22.4		$(56.7)	$32.0	$0.22
Item impacting comparability:
Write-off of net investment in Russia	—	—	—	(1)	62.7	62.7	0.43
Adjusted (3)	$136.0	$24.9	$22.4		$6.0	$94.7	$0.65

	Fifty-Two Weeks Ended May 29, 2022
					Equity
	Income		Income		Method
	From	Interest	Tax		Investment		Diluted
	Operations	Expense	Expense		Earnings (Loss)	Net Income	EPS
As reported	$444.4	$161.0	$71.8		$(10.7)	$200.9	$1.38
Items impacting comparability:
Write-off of net investment in Russia	—	—	—	(1)	62.7	62.7	0.43
Loss on extinguishment of debt (2)	—	(53.3)	12.8	(4)	—	40.5	0.27
Total items impacting comparability	—	(53.3)	12.8		62.7	103.2	0.70
Adjusted (3)	$444.4	$107.7	$84.6		$52.0	$304.1	$2.08

(1)	See footnote (2) to the Consolidated Statements of Earnings above for a discussion of the item impacting comparability. There is no tax benefit associated with the write-off of the net investment in Russia.

(2)	See footnote (1) to the Consolidated Statements of Earnings above for a discussion of the items impacting comparability.

(3)	Adjusted interest expense, income tax expense, net income, equity method investment earnings (loss), and diluted earnings per share are non-GAAP financial measures. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of Lamb Weston. These non-GAAP financial measures provide a means to evaluate the performance of Lamb Weston on an ongoing basis using the same measures that are frequently used by the Company’s management and assist in providing a meaningful comparison between periods. See also “Non-GAAP Financial Measures” in this press release.

(4)	Item impacting comparability is tax effected at the marginal rate based on the applicable tax jurisdiction.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(dollars in millions)

To supplement the financial information included in this press release, the Company has presented Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures, which are non-GAAP financial measures. The following table reconciles net income to Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures.

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	May 29,	May 30,	May 29,	May 30,
	2022	2021	2022	2021
Net income	$32.0	$65.5	$200.9	$317.8
Equity method investment (earnings) loss (1)	56.7	(9.6)	10.7	(51.8)
Interest expense, net (2)	24.9	28.7	161.0	118.3
Income tax expense	22.4	14.3	71.8	90.5
Income from operations	136.0	98.9	444.4	474.8
Depreciation and amortization	48.5	44.2	187.3	182.7
Adjusted EBITDA (3)	184.5	143.1	631.7	657.5

Unconsolidated Joint Ventures (4)
Equity method investment earnings (loss)	(56.7)	9.6	(10.7)	51.8
Interest expense, income tax expense, and depreciation and
amortization included in equity method investment earnings (loss)	11.3	13.6	42.0	39.1
Item impacting comparability
Write-off of net investment in Russia (5)	62.7	—	62.7	—
Add: Adjusted EBITDA from unconsolidated joint ventures	17.3	23.2	94.0	90.9

Adjusted EBITDA including unconsolidated joint ventures (3)	$201.8	$166.3	$725.7	$748.4

(1)	Unrealized mark-to-market adjustments associated with currency and commodity hedging contracts within equity method investment earnings include a loss of $1.0 million and a gain of $4.5 million for the thirteen weeks ended May 29, 2022 and May 30, 2021, respectively; and gains of $26.5 million and $11.3 million for the fifty-two weeks ended May 29, 2022 and May 30, 2021, respectively.

(2)	See footnote (1) to the Consolidated Statement of Earnings above for a discussion of the items impacting comparability.

(3)	Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures are non-GAAP financial measures. Lamb Weston presents these measures because the Company believes they provide a means to evaluate the performance of the Company on an ongoing basis using the same measure frequently used by the Company’s management and assist in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures are not intended to be a substitute for GAAP financial measures and should not be used as such. See also “Non-GAAP Financial Measures” in this press release.

(4)	In fiscal years 2022 and 2021, Lamb Weston held equity interests in three potato processing joint ventures, including 50% of LWM, Lamb-Weston/RDO Frozen, and LWAMSA, and accounts for these investments under the equity method of accounting. See Note 4, Equity Method Investments, of the Notes to Consolidated Financial Statements in “Part II, Item 8. Financial Statements and Supplementary Data” in the Company’s fiscal 2022 Form 10-K, for more information.

(5)	See footnote (2) to the Consolidated Statements of Earnings for a discussion of the item impacting comparability.